LIMITED LIABILITY COMPANY AGREEMENT

OF
Masterworks 005, LLC

This Limited Liability Company Agreement (this “Agreement”) of Masterworks 005, LLC, a Delaware limited liability company (the “Company”), dated and effective as of the 7th day of October, 2019, is entered into by and between the Company and Masterworks Gallery, LLC, a Delaware limited liability company (the “Member”).

ARTICLE 1

ORGANIZATION OF THE COMPANY

1.1. Formation. The Company was formed on October 7, 2019 by the filing of its certificate of formation (the “Certificate”) with the Delaware Secretary of State in accordance with the terms of the Delaware Limited Liability Company Act, 6 Del. C. 18-101 et. seq., as it may be amended from time to time, and any successor to such statute (the “Act”).

1.2. Name. The name of the Company is, and the business of the Company shall be conducted under the name of, Masterworks 005, LLC. The name of the Company may be changed from time to time by amendment of the Certificate. The Company may transact business under an assumed name by filing an assumed name certificate or other similar filing in the manner prescribed by applicable law.

1.3. Continuation and Term. The Company shall continue in existence perpetually, or until the termination and dissolution of the Company pursuant to the provisions of this Agreement.

1.4. Purpose. The business and purposes of the Company shall be to engage in any lawful business and activity as permitted by law and authorized by the Member.

1.5. Place of Business; Registered Agent and Office. The principal office and place of business (the “Principal Office”), of the Company shall be at such place as the Member may designate from time to time. The registered office of the Company is 251 Little Falls Drive, Wilmington, Delaware 19808, and the registered agent shall be Corporation Service Company. The Member may at any time establish or close other offices and places of business, change the principal place of business and/or the registered office (in the latter case which need not be a place of business of the Company) or name another person or entity as registered agent, in each case as the Member may designate from time to time and, where applicable, in the manner provided by law.

ARTICLE 2
MANAGEMENT OF THE COMPANY

2.1. Management. The business of the Company shall be conducted by the Member, and all management of the Company shall be vested in the Member.

2.2. Officers. The Member may from time to time, in its discretion, appoint one or more officers with such titles, powers, duties, compensation and other terms as the Member may determine to be necessary or appropriate. Each officer of the Company shall hold office until his or her death, resignation, retirement, removal, disqualification or his or her successor shall have been appointed. An individual may simultaneously hold more than one office in the Company, but no individual may act in more than one capacity where action of two or more officers is required. The Member may remove any officer at any time with or without cause.

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2.3. Books and Records. The Company shall maintain separate books and records which accurately reflect the business and activities of the Company.

ARTICLE 3
CAPITAL CONTRIBUTIONS AND INTERESTS

3.1. Membership Interest. The name, address and percentage interest in the Company (the “Interest”) of the Member is set forth on Schedule 1. Schedule 1 shall be modified from time to time to reflect any additional Members of the Company.

3.2. Interest on and Return of Capital Contributions. The Member shall not be entitled to interest on any capital contribution made by the Member (the “Capital Contribution”) or on its Capital Account (defined below) balance, and the Member shall not have the right to withdraw or to demand the return of all or any payment of its Capital Contribution, except as specifically provided for herein.

3.3. Additional Capital Contribution. The Member shall not be required to make additional Capital Contributions to the Company, nor shall the Member be obligated to satisfy any deficit in its Capital Account.

3.4. Capital Accounts. The Company shall maintain the Member’s Capital Account (“Capital Account”) on its books and records at the Principal Office.

3.5. Return or Withdrawal of Capital Contribution. No distribution or other payment made to the Member shall be determined a return or withdrawal of a Capital Contribution unless so designated by the Member in its sole and exclusive discretion, and the Member shall not be obligated to pay any amount determined to be a return or withdrawal of a Capital Contribution to any person for the account of the Company.

3.6. Negative Capital Account Balance. The Member shall not have any obligation to the Company or any other person to restore a negative balance in its Capital Account to zero, except upon final distribution from the Company in a dissolution, liquidation, or other termination of the Company or withdrawal or termination of the Member as a “Member” of the Company.

ARTICLE 4
ALLOCATIONS AND DISTRIBUTIONS

Subject to any limitations set forth in Section 18-607 of the Act, each distribution of cash or other property by the Company shall be made 100% to the Member. Each item of income, gain, loss, deduction and credit of the Company shall be reported 100% by the Member.

ARTICLE 5
TRANSFER OF MEMBERSHIP INTERESTS; WITHDRAWAL;
ADMISSION OF NEW MEMBERS

5.1. Transferability of Membership Interests. The Member’s membership interest is transferable either voluntarily or by operation of law. Upon the transfer of the Member’s entire membership interest (other than a transfer as a pledge or security interest as set forth in Section 5.2 below), the Member shall cease to be a Member and shall have no further rights or obligations under this Agreement, except that the Member shall have the right to such information as may be necessary for the computation of the Member’s tax liability.

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5.2. Grant of Security Interests in Member’s Interests. Notwithstanding the foregoing, the Member may grant a security interest in its Interest in the Company. In the event that the Member grants a security interest in its Interest, the assignee of such Interest will not, by virtue of such grant, be entitled to become a Member.

5.3. Certificates of Membership Interest. All membership interests in the Company may be certificated in such form as the Member may elect.

5.4. Admission of New Members. The Member may admit additional members and determine the capital contributions of such additional members (the “New Members”). A person or entity may become a New Member of the Company upon (i) its receipt of the consent of the Member to such admission and the amount of the capital contribution to be made by such New Member; and (ii) making such capital contribution to the Company. This Agreement shall be amended and restated upon admission of a New Member or New Members in order to reflect the agreement of the parties with respect to governance, distributions and allocations and to reflect the Interests held by the New Member(s) as required by Section 3.1.

ARTICLE 6
DISSOLUTION

6.1. Events Requiring Dissolution. The Company shall be dissolved upon the happening of any of the following events:

(a)	The occurrence of any event which would make unlawful under the Laws of Delaware or the United States of America the continuing existence of the Company;

(b)	The vote of the Member; or

(c)	The bankruptcy, insolvency or dissolution of the Member.

6.2. Distribution Upon Dissolution. Upon dissolution of the Company, the affairs of the Company shall be wound up in accordance with this Section 6.2. The fair market value of the assets of the Company (other than cash) shall be determined by the Member, and the assets of the Company shall be distributed in the following manner and order: (i) first, in satisfaction of the claims of all creditors of the Company (including the Member if the Member is a creditor), and (ii) second, to the Member.

ARTICLE 7
Liability; INDEMNIFICATION

7.1. Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Member nor any delegate of the Member (including, without limitation, any officers) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or a delegate of the Member.

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7.2. Indemnification. The Member and the officers of the Company, if any (each, an “Indemnitee”), shall be indemnified and held harmless by the Company to the fullest extent permitted by law from and against any and all losses, claims, damages, liabilities, expenses (including reasonable legal fees), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings (whether civil, criminal, administrative or investigative) (“Damages”), in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise by reason of such Indemnitee’s status as Member or officer of the Company. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee is not entitled to indemnification. Any indemnification pursuant to this Article 7 shall be made only out of the assets of the Company, and no Member or officer shall have any personal liability on account thereof.

7.3. Expenses. Expenses (including reasonable attorneys fees) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding described in Section 7.2 may be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding, in the discretion of the Member, upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Article 7.

7.4. Primacy of Indemnity. In the event an Indemnitee has the right to receive indemnification, advancement of expenses and/or insurance from any corporation, partnership, joint venture, limited liability company, trust, employee benefit plan, venture fund, private equity fund or other similar organization or other legal entity (each, an “Additional Indemnitor”) with respect to any action, suit or proceeding for which Indemnitee also has a right to receive indemnification, advancement of expenses and/or insurance from the Company, the Company shall be the indemnitor of first resort (i.e., its obligations to Indemnitee are primary and any obligation of any Additional Indemnitor to advance expenses or provide indemnification for the same expenses or liabilities incurred by Indemnitee are secondary) and the Company shall, notwithstanding any rights Indemnitee may have against any Additional Indemnitor, be required to advance the full amount of Damages incurred by Indemnitee and shall be liable for all amounts with respect to any action, suit, proceeding, Damages or amount paid in settlement for which Indemnitee has a right to indemnification from the Company pursuant to this Agreement.

If an Indemnitee is affiliated with one or more Additional Indemnitors who have invested in the Company, the Additional Indemnitor is a party to or a participant in any proceeding and the Additional Indemnitors’ involvement in the proceeding arises solely as a result of Indemnitee’s service to the Company as the Member or officer of the Company (or, at the Company’s request, of the Company’s affiliates), then the Additional Indemnitors shall be entitled to all of the rights of indemnification and all of the remedies under this Agreement to the same extent as Indemnitee. The Company and Indemnitee agree that the Additional Indemnitors, if any, are express third party beneficiaries of the terms hereof.

7.5. Insurance. The Company may purchase and maintain insurance on behalf of the Indemnitees against any Damages asserted against them and incurred by them in their capacity as the Member or an officer of the Company, or arising out of their status as the Member or an officer of the Company, whether or not the Company would have the power to indemnify them against such Damages under this Article 7.

ARTICLE 8
TAX MATTERS

8.1. Preparation of Tax Returns. The Member shall prepare and timely file, or cause to be prepared and timely filed, all necessary and appropriate tax returns of the Company. Except as otherwise provided herein, the Member shall in its sole discretion determine whether to make any election available to it under the Internal Revenue Code of 1986, as amended (the “Code”).

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8.2. Withholding. Notwithstanding any other provision herein, the Member shall be authorized to take any action that it determines in its sole discretion to be necessary or appropriate to cause the Company to comply with any withholding requirements established under the Code or any other federal, state or local law. To the extent that the Company is required to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to the Member, the amount withheld shall be treated as a distribution of cash in the amount of such withholding from the Member.

ARTICLE 9
GENERAL PROVISIONS

9.1. Addresses and Notices. Any notice, offer, consent, demand, request or other communication required or permitted to be given to the Member hereunder shall be made in writing and shall be deemed given or made when delivered in person or when sent by first class, U.S. Mail or by overnight courier service, facsimile or other means of written communication to the Member at the address or facsimile number set forth on Schedule 1 hereto, or to such other address or number as the Member hereafter may designate by written notice.

9.2. Governing Law; Successors. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (without regard to conflicts of law) and shall bind and inure to the benefit of the heirs, executors, personal representatives, successors and assigns of the Member.

9.3. Entire Agreement; Amendment. This Agreement supersedes any prior agreements or understandings, oral or written, in respect of the matters herein set forth. Except as otherwise set forth herein, this Agreement may not be modified or amended except by an instrument in writing executed by the Member and the Company.

[Remainder of Page Intentionally Left Blank.]

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IN WITNESS WHEREOF, this Agreement is hereby executed as of the day and year first above written.

COMPANY:

Masterworks 005, LLC

By: Masterworks Gallery, LLC, its sole member

By:
Name:	Josh Goldstein
Title:	General Counsel

MEMBER:

MASTERWORKS GALLERY, LLC

By:
Name:	Josh Goldstein
Title:	General Counsel

SIGNATURE PAGE TO LIMITED LIABILITY COMPANY AGREEMENT

SCHEDULE 1

LIMITED LIABILITY COMPANY AGREEMENT

OF

Masterworks 005, LLC

Member:	Masterworks Gallery, LLC

Interest:	100%

Capital:	$100